EXHIBIT 10.3

SUGAR CREEK FINANCIAL CORP.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made this 24th day of June, 2014, by and between SUGAR CREEK FINANCIAL CORP., a Maryland corporation (the “Company”), and FRANCIS J. EVERSMAN (“Executive”).

WHEREAS, Executive serves in positions of substantial responsibility; and

WHEREAS, the Company wishes to assure Executive’s services for the term of this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Company during the term of this Agreement; and

WHEREAS, Executive is presently a party to an employment agreement with the Company, effective as of November 18, 2008, which employment agreement shall be superseded by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1.           Employment. The Company will employ Executive as President and Chief Operating Officer. Executive will perform all duties and shall have all powers commonly incident to his positions, or which, consistent with his positions, the Board of Directors of the Company (the “Board”) delegates to Executive. Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company and to carry out the duties and responsibilities reasonably appropriate to those offices.

2.           Location and Facilities. The Company will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company and Tempo Bank (the “Bank”), or at such other site or sites customary for such offices.

3.           Term.

a.	The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.	Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement term for an additional year so that the remaining term of the Agreement again becomes thirty-six (36) full months from the applicable anniversary of the Effective Date, unless Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date.

c.	The disinterested members of the Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The Board will notify Executive no earlier than sixty (60) days and no later than thirty (30) days prior to the applicable anniversary date whether it has determined to extend the Agreement.

d.	Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Company and Executive may mutually agree.

4.           Base Compensation.

a.	For his services as President and Chief Operating Officer, the Company agrees to pay Executive an annual base salary at the rate of $116,820 per year, payable in accordance with customary payroll practices of the Company.

b.	During the term of this Agreement, the Board will review the level of Executive’s base salary at least annually, based upon factors deemed relevant, in order to determine Executive’s base salary through the remaining term of the Agreement.

5.           Bonuses. Executive will participate in discretionary bonuses or other incentive compensation programs that the Company or the Bank may sponsor for or award from time to time to senior management employees.

6.           Benefit Plans. Executive will participate in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements that the Company or the Bank may sponsor or maintain for the benefit of their employees.

7.           Vacations and Leave.

a.	Executive may take vacations and other leave in accordance with applicable policy for senior executives, or otherwise as approved by the Board.

b.	In addition to paid vacations and other leave, the Board may grant Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

8.           Expense Payments and Reimbursements. The Company will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company.

9.           Loyalty and Confidentiality.

a.	During the term of this Agreement, Executive will devote all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation. Executive will not engage in any business or activity contrary to the business affairs or interests of the Company or any of its subsidiaries or affiliates.

2

b.	Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Company, or, solely as a passive, minority investor, in any business.

c.	Executive agrees to maintain the confidentiality of any and all information concerning the operations or financial status of the Company and its affiliates; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company or its affiliates to which he may be exposed during the course of his employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor will he use the information in any way other than for the benefit of the Company or its affiliates.

10.          Termination and Termination Pay. Subject to Section 11 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.	Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Disability.

For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The boards of directors of the Bank and the Company shall determine whether or not the Executive has a Disability for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, which may include a requirement that the Executive submit to any physical or mental evaluations and tests as they deem reasonably appropriate. In the event of his Disability, the Company will pay Executive an amount equal to one hundred percent (100%) of Executive’s rate of base salary in effect as of the date of his Disability. The Company will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s Disability and ending on the earlier of: (A) his death; (B) his attainment of age 65 or (C) the date this Agreement expires. The Company will reduce Disability payments by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Company. In addition, during any period of Executive’s Disability, the Company will continue to provide Executive and his dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or his dependents participated prior to his Disability.

c.	Termination for Cause.

The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

3

i.	material act of dishonesty or fraud in performing Executive’s duties on behalf of the Company;

ii.	willful misconduct that in the judgment of the Board will likely cause economic damage to the Company or injury to the business reputation of the Company;

iii.	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

iv.	breach of fiduciary duty involving personal profit;

v.	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

vi.	willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Company as outlined in the Company’s employee handbook, which would result in termination of the Company employees, as from time to time amended and incorporated herein by reference, or

vii.	material breach by Executive of any provision of this Agreement.

For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.

d.	Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits through the date of his termination. Following his voluntary termination of employment under this Section 10(d), Executive will be subject to the restrictions set forth in Section 10(f) of this Agreement for a period of one (1) year from his termination date.

e.	Without Cause or With Good Reason.

i.	In addition to termination pursuant to Sections 10(a) through 10(d), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, terminate his employment following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

4

ii.	Subject to Section 11 of this Agreement, in the event of termination under this Section 10(e), Executive will receive his base salary as of his termination date for the remaining term of the Agreement, with such amount paid in one lump sum within ten (10) calendar days of his termination. The Company will continue to provide to Executive life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company for Executive immediately prior to his termination under the same cost-sharing arrangements that apply for active employees of the Company as of Executive’s date of termination. Such continued coverage shall cease upon the expiration of the remaining term of this Agreement. The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided herein. If the Company cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Company to penalties, then the Company shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Company to penalties.

iii.	For the purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:

(1)	The assignment to Executive of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);
(2)	A material diminution in Executive’s Base Salary;
(3)	Relocation of Executive to a location outside a radius of 35 miles of the Company’s Trenton, Illinois office; or
(4)	Any other action or inaction by the Company that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Company shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive.

f.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Company or Executive pursuant to Section 10(d) or 10(e):

i.	Executive’s obligations under Section 9(c) of this Agreement will continue in effect; and

5

ii.	During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Company, the Bank or their affiliates from any office within thirty-five (35) miles from the main office or any branch of the Company, the Bank or their affiliates and, further, Executive will not interfere with the relationship of the Company, the Bank or their affiliates and any of their employees, agents, or representatives.

g.	To the extent Executive is a member of the Board on the date of termination of employment, Executive will resign from the Board immediately following such termination of employment. Executive will be obligated to tender this resignation regardless of the method or manner of termination, and such resignation will not be conditioned upon any event or payment.

11.          Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.	Merger: The Company merges into or consolidates with another entity, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

6

b.	Termination. If within the period ending one year after a Change in Control, (i) the Company terminates Executive’s employment without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Company will, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to three times Executive’s average taxable compensation (as reported on Form W-2) over the five (5) most recently completed calendar years (or years of employment, annualized for partial years of employment, if less than five), ending with the year immediately preceding the effective date of the Change in Control. The cash payment made under this Section 11(b) shall be made in lieu of any payment also required under Section 10(e) of this Agreement because of Executive’s termination of employment; however, Executive’s rights under Section 10(e) are not otherwise affected by this Section 11. Following termination of employment, the Company will continue to provide to Executive life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company for Executive immediately prior to his termination under the same cost-sharing arrangements that apply for active employees of the Company as of Executive’s date of termination. Such continued coverage shall cease upon the expiration of the remaining term of this Agreement. The period of continued health coverage required by Section 4980B(f) of the Code shall run concurrently with the coverage period provided herein. If the Company cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Company to penalties, then the Company shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Company to penalties.

c.	The provisions of Section 11 and Sections 13 through 25, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

12.          Indemnification and Liability Insurance.

a.	Indemnification. The Company agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as an officer or director of the Company or any of its subsidiaries or affiliates (whether or not he continues to be an officer or director at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an officer or director of the Company or any of its subsidiaries or affiliates. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 12(a) to the contrary, the Company will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 12 will survive the term of this Agreement by a period of six (6) years.

b.	Insurance. During the period for which the Company must indemnify Executive, the Company will provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy, at the Company’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Company.

7

13.          Reimbursement of Executive’s Expenses to Enforce this Agreement. The Company will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with his successful enforcement of the Company’s obligations under this Agreement. Successful enforcement means the grant of an award of money or the requirement that the Company take some specified action: (i) as a result of court order; or (ii) otherwise following an initial failure of the Company to pay money or take action promptly following receipt of a written demand from Executive stating the reason that the Company must make payment or take action under this Agreement.

14.          Limitation of Benefits Under Certain Circumstances. In no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of Executive that are contingent on a Change in Control (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and in order to avoid such a result, the Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount”, as determined in accordance with Section 280G of the Code. In the event a reduction is necessary, Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment. If Executive does not make this determination within ten (10) business days after receiving a written request form the Company (or by the time that benefits or payments are due hereunder, if later), the Company may make such determination, and shall notify Executive promptly thereof. In the event it is determined that permitting Executive or the Company to make the determination regarding the form or manner of reduction would violate Section 409A Code, such reduction shall be made first from the cash severance provided for under this Agreement. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 11 hereof, or a reduction in the payments and benefits specified in Section 11, below zero.

15.          Injunctive Relief. Upon a breach or threatened breach of Section 10(f) of this Agreement or the prohibitions upon disclosure contained in Section 9(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Company shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Company under this Agreement.

16.          Successors and Assigns.

a.	This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

b.	Since the Company is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties under this Agreement without first obtaining the written consent of the Company.

17.          No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

8

18.          Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company at its principal business office and to Executive at his home address as maintained in the records of the Company.

19.          No Plan Created by this Agreement. Executive and the Company expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

20.          Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

21.          Applicable Law. Except to the extent preempted by federal law, the laws of the State of Illinois shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

22.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

23.          Headings. Headings contained in this Agreement are for convenience of reference only.

24.          Entire Agreement. This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

25.          Source of Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by Executive under the Employment Agreement in effect between Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by Executive on activities related to the Company and the Bank, respectively, as determined by the Company and the Bank.

26.          Required and Other Provisions.

a.	Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

9

b.	This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, where applicable, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with b. below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

c.	Notwithstanding anything herein to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of Executive’s separation from service with the Company to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid with the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulations Section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid to Executive in a lump sum on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409(A) of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ATTEST:	SUGAR CREEK FINANCIAL CORP.

/s/ Rozan M. Koerkenmeier	By:	/s/ Gary R. Schwend
Witness		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Phyllis J. Brown	By:	/s/ Francis J. Eversman
Francis J. Eversman

11